EXHIBIT 4(h)

                          PRUCO LIFE INSURANCE COMPANY
                        2999 NORTH 44th STREET, SUITE 250
                             PHOENIX, ARIZONA 85014

           COMBINATION ROLL-UP VALUE AND PERIODIC VALUE DEATH BENEFIT
                               SCHEDULE SUPPLEMENT

Annuity Number:  [001-00001]

Effective Date of the Rider:  [Issue Date of the Annuity]

Rider Death Benefit Target Date:

     [One Owner: [Later of the Annuity anniversary coinciding with or next following the current Owner's [80]th birthday or the [5]th Annuity anniversary following the Effective Date of the Rider]

     More than One Owner: [Later of the Annuity anniversary coinciding with or next following the older current Owner's [80] th birthday or the [5] th Annuity anniversary following the Effective Date of the Rider]

     The Owner is not a natural person: [Later of the Annuity anniversary coinciding with or next following the current Annuitant's [80] th birthday or the [5] th Annuity anniversary following the Effective Date of the Rider]

Frequency of each Periodic Anniversary:  [One year]

Roll-Up Rate:

         [Length of Time
         Since the Effective Date              Annual Effective Rate
              [0-2] years                           [5.0]%
              [3-5] years                           [5.0]%
              [6-8] years                           [5.0]%
              [9+]  years                           [5.0]%]

Roll-Up Cap Percentage:  [Not applicable]%

Dollar-for-Dollar Limit Percentage:  [5.0]%

Charge for the Rider:  [Assessed daily at the annual rate of [0.50]%]

[Charge for the Rider that would apply if no other Options were elected:
[0.60]%]

Termination:  [Elective termination is not available.]